Exhibit 99.2

UnitedHealth Group Incorporated

Offer To Exchange

$500,000,000 Floating Rate Notes due June 21, 2010 in exchange for $500,000,000 Floating Rate Notes due June 21, 2010 that have been registered under the Securities Act of 1933

And

$500,000,000 6.00% Notes due June 15, 2017 in exchange for $500,000,000 6.00% Notes due June 15, 2017 that have been registered under the Securities Act of 1933

And

$500,000,000 6.50% Notes due June 15, 2037 in exchange for $500,000,000 6.50% Notes due June 15, 2037 that have been registered under the Securities Act of 1933

Pursuant to the Prospectus Dated                     , 2007

TO:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

UnitedHealth Group Incorporated (the “Company”) is offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the enclosed Prospectus, dated                     , 2007 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), the following: (i) its $500,000,000 Floating Rate Notes due June 21, 2010, which have been registered under the Securities Act of 1933, as amended (the “Exchange 2010 Notes”), for any and all of its outstanding $500,000,000 Floating Rate Notes due June 21, 2010 (the “Old 2010 Notes”); (ii) its $500,000,000 6.00% Notes due June 15, 2017, which have been registered under the Securities Act of 1933, as amended (the “Exchange 2017 Notes”), for any and all of its outstanding $500,000,000 6.00% Notes due June 15, 2017 (the “Old 2017 Notes”); and (iii) its $500,000,000 6.50% Notes due June 15, 2037, which have been registered under the Securities Act of 1933, as amended (the “Exchange 2037 Notes” and, together with the Exchange 2010 Notes and the Exchange 2017 Notes, the “Exchange Notes”), for any and all of its outstanding $500,000,000 6.50% Notes due June 15, 2037 (the “Old 2037 Notes” and, together with the Old 2010 Notes and the Old 2017 Notes, the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of June 21, 2007, among the Company and Banc of America Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as initial purchasers.

In connection with the Exchange Offer, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. The Company will, however, upon request, pay your estimated cash expenses to be incurred in connection with the Exchange Offer. Additionally, the Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in the Prospectus and the Letter of Transmittal.

For your information and for forwarding to your clients, we are enclosing the following documents:

1. Prospectus dated             , 2007;

2. A Letter of Transmittal for your use and for the information of your clients;

3. A form of Notice of Guaranteed Delivery;

4. Guidelines for Certification of Taxpayer Identification Number on Substitute W-9; and

5. A form of letter that may be sent by you to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2008 (THE “EXPIRATION DATE”), UNLESS EXTENDED BY THE COMPANY (IN WHICH CASE THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST DATE AND TIME TO WHICH THE EXCHANGE OFFER IS EXTENDED). THE OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL, AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To participate in the Exchange Offer, a beneficial holder must either (i) cause to be delivered to Wilmington Trust Company (the “Exchange Agent”), at the address set forth in the Letter of Transmittal, definitive certificated notes representing Old Notes in proper form for transfer together with a duly executed and properly completed Letter of Transmittal, with any required signature guarantees and any other required documents or (ii) cause a DTC Participant to tender such holder’s Old Notes to the Exchange Agent’s account maintained at the Depository Trust company (“DTC”) for the benefit of the Exchange Agent through DTC’s Automated Tender Offer Program (“ATOP”), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with DTC’s ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Old Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent. You will need to contact those of your clients for whose account you hold definitive certificated notes or book-entry interests representing Old Notes and seek their instructions regarding the Exchange Offer.

If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and the Letter of Transmittal.

Any inquiries you have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

UnitedHealth Group Incorporated

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.